Exhibit 10.1

FIRST AMENDMENT OF LEASE

THIS FIRST AMENDMENT OF LEASE (the “Agreement”) made and entered into this 11th day of April, 2018 (the “Effective Date”), by and between UP 64 SIDNEY STREET, LLC, a Delaware limited liability company, (“Landlord”); and AGIOS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).

W I T N E S S E T H:

WHEREAS, Landlord and Tenant entered into a Lease dated November 17, 2017 (the “Lease”) for space representing the entire fourth (4th) floor (the “Original Premises”) consisting of 27,083 rentable square feet (“RSF”) in the Building located at 64 Sidney Street in Cambridge, Massachusetts; and

WHEREAS, effective commencing on the Expansion Rent Commencement Date (as defined herein), the parties desire to expand the Premises to include twelve thousand seven hundred ninety-five (12,795) RSF of additional office floor area located on a portion of the first floor of the Building, consisting of 7,407 RSF (Suite A) and 5,388 RSF (Suite B) (the “Expansion Area”) as more particularly shown on the attached Exhibit A-2 attached hereto, and which exhibit is hereby incorporated into the Lease; and

WHEREAS, Landlord and Tenant agree to amend and to otherwise modify the Lease as set forth below.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, and intending to be legally bound, Landlord and Tenant hereby agree that the Lease shall be modified and amended as follows:

1. Defined Terms. Capitalized terms used in this Agreement which are not defined herein shall have the meanings ascribed thereto in the Lease. The meanings of capitalized terms defined herein which are also defined in the Lease shall supersede the meanings given thereto in the Lease.

2. Expansion of the Premises. On July 1, 2018 (the “Expansion Lease Commencement Date”), Landlord shall deliver the Expansion Area to Tenant broom-clean and free of any furniture and equipment, in its current condition, “As Is” and “Where Is,” with no representations or warranty by the Landlord as to the condition thereof or suitability thereof for Tenant’s intended use, and without any obligation by Landlord to do or construct anything therein. Tenant covenants that it shall perform Tenant’s Work in the Expansion Area (as more fully set forth in Paragraph 7 of this Amendment), and shall commence payment of Rent thereon at the Annual Fixed Rent set forth in Paragraph 5 hereof on October 1, 2018 (the “Expansion Rent Commencement Date”). From and after the Expansion Lease Commencement Date, and for the duration of the Term including any Extension Terms, the Expansion Area shall become a portion of the Premises, which shall thereupon contain 39,878 RSF for all purposes hereunder, provided, however, that Annual Fixed Rent for the Expansion Area shall be as set forth in Paragraph 5 of this Agreement.

3. Expansion Term. The term of the Expansion Area shall commence on the Expansion Lease Commencement Date and shall expire on February 28, 2025 (the “Expansion Term”).

4. Parking. Tenant shall be entitled to the use of, and shall pay for, additional, unreserved parking spaces, in accordance with the ratio set forth in Section 2.4 and Exhibit A of the Lease, at such rates as may be applicable from time to time during the Term.

5. Annual Fixed Rent. Annual Fixed Rent for the Expansion Area shall be $66.00 per RSF (on a triple net basis) during the first (1st) year commencing on the Expansion Rent Commencement Date. Beginning with the second lease year (i.e., on October 1, 2019), and on each subsequent anniversary thereafter, Annual Fixed Rent of the Expansion Area shall increase to an amount equal to 102% of the Annual Fixed Rent immediately preceding such anniversary.

6. Tenant’s Tax Expenses and Operating Expenses Allocable to the Expansion Area; Additional Rent. From and after the Expansion Rent Commencement Date, Tenant shall pay to Landlord Tenant’s share of Real Estate Taxes and Operating Expenses allocable to the Expansion Area in accordance with and consistent with the terms of section 3.2 and 3.3 of the Lease. Tenant shall be responsible for payment of all items of Additional Rent pertaining to the Expansion Area, its pro rata share of common area utilities, and one hundred percent (100%) of utilities used within the Expansion Area. All utilities serving the Expansion Area shall be separately metered or check-metered.

7. Tenant’s Expansion Work. Tenant shall prepare and complete architectural plans and mechanical, electrical and plumbing engineering plans and specifications (“Tenant’s Plans”) necessary for the construction of Tenant’s leasehold improvements for the Expansion Area (herein, “Tenant’s Expansion Work”) in accordance with the requirements of the Lease relating to preparation of plans, at Tenant’s sole cost and expense (provided that the Construction Allowance (defined in Paragraph 8 hereof) may be used by Tenant to reimburse such costs), and shall submit Tenant’s Plans to Landlord or Landlord’s designated representative for approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall construct Tenant’s Expansion Work in accordance with the approved Tenant’s Plans and the construction requirements of Article 4 and Exhibit G of the Lease.

8. Tenant Improvement Allowance. Landlord agrees to provide an allowance to Tenant for the construction of Tenant’s Expansion Work in an amount equal to Thirty-Five Dollars ($35.00) per rentable square foot of the Expansion Area (the “Construction Allowance”). The Construction Allowance may be allocated by Tenant in its sole discretion to the cost of Tenant’s Work, and shall be used solely and entirely for space planning, preparation of Tenant’s Plans and construction drawings, architectural, project management and engineering fees, permitting, demolition costs and construction costs to construct Tenant’s Expansion Work. The Construction Allowance shall be requested by and disbursed to Tenant in the following manner:

During the construction of any of Tenant’s Expansion Work with respect to which Tenant desires to have the Construction Allowance applied, and in accordance with the commercially reasonable terms and conditions typically imposed upon a Landlord pursuant to a construction loan agreement, such as, without limitation, retainage, lien waiver, and other requisition conditions, Tenant shall, on a monthly basis (as the Tenant’s contractor submits to Tenant its application for payment), deliver to Landlord a requisition for payment showing the costs of the Tenant’s Expansion Work in question and the amount of the current payment requested from Landlord for disbursement from the Construction Allowance within thirty (30) days after receipt of

Tenant’s requisition. Payments made on account of Tenant’s requisitions shall be made from the Construction Allowance. Following the completion of any such Tenant’s Expansion Work, Tenant shall deliver to the Landlord, within ninety (90) days of completion, a statement showing the final costs of such Tenant’s Expansion Work, the amounts paid to date, or on behalf of the Tenant, and any amounts available for release of retainage.

9. Additional Right of First Offer. There is hereby added to Section 2.7 of the Lease the following additional right of first offer:

“Tenant shall have a one-time right of first offer for all of the space on the second and third floors of the Building measuring 56,853 RSF (the “Additional First Offer Space”) in the event that the Additional First Offer Space becomes available during the Term. Landlord shall offer the Additional First Offer Space first to Tenant by notice (“Landlord’s Additional ROFO Notice”), on terms and conditions at the then-market conditions as determined by Landlord. Within ten (10) days after receipt of Landlord’s Additional ROFO Notice, Tenant may, by written notice delivered to Landlord, (i) reject Landlord’s Additional ROFO Notice, or (ii) unconditionally and irrevocably accept Landlord’s offer to lease such space for Tenant’s own use on the terms set forth in Landlord’s Additional ROFO Notice. If Tenant fails to timely respond as aforesaid, such failure shall be deemed Tenant’s rejection of Landlord’s Additional ROFO Notice. In the event Tenant exercises its right to the Additional First Offer Space, Landlord and Tenant hereby agree to amend those provisions of this Lease which are necessarily affected by the increase in the rentable area (including the definition of the Premises) and leaving all other provisions of this Lease in full force and effect without modification. If Landlord’s Additional ROFO Notice is rejected under clause (i) above (or deemed rejected through Tenant’s failure to timely respond), then Tenant shall have no further rights with respect to the Additional First Offer Space and Landlord shall be free to enter into a lease for the Additional First Offer Space upon such terms as Landlord in its sole discretion may desire.”

10. Brokers. Landlord and Tenant acknowledge that the Brokers (Jones Lang LaSalle New England LLC, and CBRE New England) shall each be entitled to a fee for broker’s services rendered in bringing together the parties to this Lease in accordance with the provisions of separate written agreements. Tenant and Landlord each warrants that they have had no dealings with any broker or agent in connection with this Agreement other than Brokers.

11. Counterparts. This Agreement may be executed in any number of multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

12. Ratification of Lease. Except as expressly supplemented, amended or modified by this Agreement, the Lease is hereby ratified and confirmed in all respects, and shall continue in full force and effect. In the event of any inconsistency between the terms of this Agreement and the Lease, the terms of this Agreement shall control. From and after the Effective Date, all references to the Lease shall mean the Lease as modified by this Agreement.

13. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

14. Authority. Landlord and Tenant each represent and warrant that the persons signing this Agreement have full right and authority to enter into this Agreement. This Agreement shall be subject to the consent of Landlord’s mortgagee and Ground Lessor.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first written above:

LANDLORD:

UP 64 SIDNEY STREET, LLC, a Delaware limited liability company

By:	/s/ Michael Farley
Michael Farley, Vice President

TENANT:

AGIOS PHARMACEUTICALS, INC., a Delaware corporation

By:	/s/ Andrew Hirsch
Andrew Hirsch, Chief Financial Officer

Exhibit 10.1

EXHIBIT A-2

FLOOR PLAN OF EXPANSION AREA

EXHIBIT A-2

EXPANSION AREA

64 Sidney Street

Cambridge, MA